Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Pennsylvania Dividend Advantage Municipal Fund
811-09457

The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011, January 31, 2012 and to March 5, 2012.

Voting results are as follows:

<c> Common and Preferred Shares voting
together as a class
     Preferred Shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
             2,584,606
                919,251
   Against
                224,679
                  93,565
   Abstain
                109,722
                  19,000
   Broker Non-Votes
                586,701
                149,230
      Total
             3,505,708
             1,181,046



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
             2,567,006
                917,751
   Against
                238,979
                  93,565
   Abstain
                113,022
                  20,500
   Broker Non-Votes
                586,701
                149,230
      Total
             3,505,708
             1,181,046

Proxy materials are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-090064.